Exhibit 3.20

MEMBER CONTROL AGREEMENT

CELLU TISSUE-CITYFOREST LLC

WHEREAS, Section 322B.11 of Chapter 322B, the Minnesota Limited Liability Company Act (the “Act”), provides that a Minnesota limited liability company shall have one or more members; and

WHEREAS, Section 322B.37, subd. 1 of the Act provides that a member control agreement may include a written agreement among persons who are then members, including a sole member; and

WHEREAS, the undersigned constitutes the sole member of Cellu Tissue-CityForest LLC, a Minnesota limited liability company (the “Company”) and desires that this document serve as the Company’s member control agreement.

NOW, THEREFORE, the undersigned declares as follows;

1. Tax Status. The Company shall be disregarded as a separate entity for federal, and where permitted, state income tax purposes. Accordingly, for the time period for which the Company has a sole member, all assets, liabilities, and items of income, deduction and credit of the Company shall be treated as assets, liabilities, and such items (as the case may be) of its sole member.

2. Member Management. The member shall exercise all authority ordinarily allocated to the Board of Governors. The member may take any action otherwise within the authority of the Board of Governors, and any action so taken shall be an action of the member in its capacity as such pursuant to Section 322B.606, subd. 2 of the Act.

3. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Minnesota.

4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the sole member, and it’s legal representatives, successors and assigns.

5. No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the sole member, and it’s legal representatives, successors and assigns, and no other person shall have any rights, interests, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the 21 day of March, 2007.

CELLU TISSUE HOLDINGS, INC.

By:	/s/ Dianne Schew
Name:	Dianne Schew
Title:	CFO